Exhibit 99.1

Argan, Inc.  Reports Third Quarter Results

December 6, 2018 — ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announced financial results for its third quarter ended October 31, 2018. For additional information, please read the Company’s Quarterly Report on Form 10-Q, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”). The Quarterly Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	October 31,
	2018	2017	Change	% Change
For the Quarter Ended:
Revenues	$116,459	$232,945	$(116,486)	(50)%
Gross profit	29,532	37,718	(8,186)	(22)
Gross margins	25.4%	16.2%	9.2%	57
Net income attributable to the stockholders of the Company	$32,434	$17,229	$15,205	88
Diluted per share	2.07	1.09	0.98	90
EBITDA attributable to the stockholders of the Company	21,025	30,275	(9,250)	(31)
Diluted per share	1.34	1.92	(0.58)	(30)

	October 31, 2018	January 31, 2018	Change	% Change
As of:
Cash, cash equivalents and short-term investments	$314,787	$434,015	$(119,228)	(27)%
Net liquidity (1)	339,616	301,817	37,799	13
Project backlog	365,000	379,000	(14,000)	(4)

(1)         We define net liquidity, or working capital, as our total current assets less our total current liabilities.

As successful execution by Gemma Power Systems (“GPS”) on four large gas-fired power plant projects has reached the final stages, revenues saw a decline during the current quarter to $116.5 million compared to $232.9 million in the prior year quarter. Construction activities for these projects have matured from peak levels which the Company experienced during the prior fiscal year, to the commissioning, start up and final activities. The decline in revenues at GPS was partially offset by increased revenues at Atlantic Projects Company, as it reached peak construction activities on two power plant projects, and The Roberts Company during the third quarter. Gross profits decreased by 22% to $29.5 million from $37.7 million for the prior year, reflecting primarily the reduction in consolidated revenues between periods. Our gross margin percentage increased to 25.4% from 16.2% for the prior year quarter, reflecting favorable project close-out adjustments to the gross profits of certain projects that have reached substantial completion.

The levels of selling, general and administrative expenses rose by $1.0 million, or 10%, as compared to the prior year period due primarily to increased non-chargeable staff costs.

During the current quarter, the Company completed a year-long detailed review of the work performed by its engineering staff on major EPC services projects in order to identify and quantify the amounts of research and development (“R&D”) credits that may be available to reduce current and prior year income taxes. Based on this review, the resulting income tax benefits, associated with R&D activities conducted in prior years, in the total amount of $16.5 million, or $1.05 per diluted share, have been recognized in income taxes in the current quarter. Also, the Tax Cuts and Jobs Act had a favorable impact on our tax rate, resulting in an estimated annual effective income tax rate of 28% (before the effects of R&D credits) for the current quarter, compared to an estimated effective income tax rate of 37% for the third quarter last year.

These factors resulted in net income attributable to our stockholders increasing 88% to $32.4 million for the current quarter, or $2.07 per diluted share, from $17.2 million, or $1.09 per diluted share, for the prior year quarter. EBITDA attributable to our stockholders for three months ended October 31, 2018 decreased 31% to $21.0 million, or $1.34 per diluted share, from $30.3 million, or $1.92 per diluted share, for the prior year quarter. We paid our third regular quarterly cash dividend of $0.25 per share in October.

As of October 31, 2018, our cash, cash equivalents and short-term investments totaled $315 million and net liquidity was $340 million; plus, we had no bank debt. Our project backlog was $365 million as of October 31, 2018, slightly down from $379 million at the end of the prior year, mostly due to year-to-date work on existing backlog partially offset by the value of an EPC contract entered into by GPS during the first quarter. As previously reported, we remain encouraged about our project pipeline as GPS has been selected to perform the EPC work for several new power generation facilities with a collective potential project value over $1.5 billion with projected start dates extending through 2019.

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry, including the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including but not limited to: (1) the continued strong operational performance of our power industry services business; (2) the Company’s successful addition of new contracts to backlog and the Company’s receipt of notices to proceed with the corresponding contract activities; and (3) the Company’s ability to execute on its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors described from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to the cautionary statements made by us with respect to risk factors set forth in the Company’s most recent reports on Form 10-Q and 10-K, and other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2018	2017	2018	2017
REVENUES	$116,459	$232,945	$394,495	$723,237
Cost of revenues	86,927	195,227	318,803	594,016
GROSS PROFIT	29,532	37,718	75,692	129,221
Selling, general and administrative expenses	11,147	10,119	31,162	30,408
INCOME FROM OPERATIONS	18,385	27,599	44,530	98,813
Other income, net	1,429	1,692	5,121	4,221
INCOME BEFORE INCOME TAXES	19,814	29,291	49,651	103,034
Income tax benefit (expense)	12,560	(12,062)	4,509	(37,738)
NET INCOME	32,374	17,229	54,160	65,296
Net (loss) income attributable to non-controlling interests	(60)	—	(83)	303
NET INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	32,434	17,229	54,243	64,993

Foreign currency translation adjustments	(1,092)	(139)	(2,364)	754
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$31,342	$17,090	$51,879	$65,747

EARNINGS PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$2.08	$1.11	$3.48	$4.19
Diluted	$2.07	$1.09	$3.46	$4.11

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,569	15,545	15,568	15,509
Diluted	15,702	15,793	15,685	15,796

CASH DIVIDENDS PER SHARE	$0.25	$1.00	$0.75	$1.00

ARGAN, INC. AND SUBSIDIARIES

Reconciliations to EBITDA

(In thousands)(Unaudited)

	Three Months Ended October 31,
	2018	2017
Net income	$32,374	$17,229
Less EBITDA attributable to noncontrolling interests	60	—
Interest expense	—	—
Income tax (benefit) expense	(12,560)	12,062
Depreciation	898	726
Amortization of purchased intangible assets	253	258
EBITDA attributable to the stockholders of the Company	$21,025	$30,275

	Nine Months Ended October 31,
	2018	2017
Net income	$54,160	$65,296
Less EBITDA attributable to noncontrolling interests	83	(303)
Interest expense	659	—
Income tax (benefit) expense	(4,509)	37,738
Depreciation	2,465	1,936
Amortization of purchased intangible assets	759	776
EBITDA attributable to the stockholders of the Company	$53,617	$105,443

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and the determination of appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from the Company’s GAAP results of operations. Consistent with the requirements of SEC Regulation G, reconciliations of the Company’s non-GAAP financial results from net income are included in the presentations above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	October 31, 2018	January 31, 2018
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$155,791	$122,107
Short-term investments	158,996	311,908
Accounts receivable, net	43,612	24,756
Contract assets	55,628	13,847
Other current assets	25,465	12,410
TOTAL CURRENT ASSETS	439,492	485,028
Property, plant and equipment, net	19,866	15,299
Goodwill	34,329	34,329
Other purchased intangible assets, net	6,390	7,149
Deferred taxes	315	439
Other assets	377	426
TOTAL ASSETS	$500,769	$542,670

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$64,987	$100,238
Accrued expenses	25,111	35,360
Contract liabilities	9,778	47,613
TOTAL CURRENT LIABILITIES	99,876	183,211
Deferred taxes	1,388	1,293
TOTAL LIABILITIES	101,264	184,504

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share — 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share — 30,000,000 shares authorized; 15,573,952 and 15,570,952 shares issued at October 31 and January 31, 2018, respectively; 15,570,719 and 15,567,719 shares outstanding at October 31 and January 31, 2018, respectively	2,336	2,336
Additional paid-in capital	144,507	143,215
Retained earnings	253,716	211,150
Accumulated other comprehensive (loss) income	(942)	1,422
TOTAL STOCKHOLDERS’ EQUITY	399,617	358,123
Non-controlling interests	(112)	43
TOTAL EQUITY	399,505	358,166
TOTAL LIABILITIES AND EQUITY	$500,769	$542,670